Exhibit 2.1
PLAN OF CONVERSION
Converting
ARDENT HEALTH PARTNERS, LLC
(a Delaware limited liability company)
into
ARDENT HEALTH PARTNERS, INC.
(a Delaware corporation)
This Plan of Conversion (the “Plan of Conversion”) is made and entered into effective as of July 17, 2024 by Ardent Health Partners, LLC, a Delaware limited liability company (the “LLC”).
RECITALS
A.The LLC was formed under the name of EGI-AM Holdings, L.L.C. on June 29, 2015 (the “Formation Date”) pursuant to the Delaware Limited Liability Company Act (as amended, the “LLC Act”). The LLC changed its name from EGI-AM Holdings, L.L.C. to Ardent Health Partners, LLC by filing a certificate of amendment with the Secretary of State of the State of Delaware on November 10, 2015. The members of the LLC (the “Members”) entered into an Amended and Restated Limited Liability Company Agreement dated as of June 21, 2017 and effective as of March 13, 2017, as amended effective as of August 14, 2018 and May 1, 2023 (as so amended from time to time, the “LLC Agreement”).
B.Pursuant to the LLC Agreement, ownership interests in the LLC are denominated as Units (the “Units”) and classified into “Class A Units”, “Class B Units”, “Class C-1 Units” and “Class C-2 Units.” The LLC is managed and controlled by a board of managers (the “Board”).
C.A conversion of a Delaware limited liability company into a Delaware corporation is allowed under Section 265 of the Delaware General Corporation Law (as amended, the “DGCL”) and Section 18-216 of the LLC Act.
D.In accordance with Section 15.5(a)(ii) of the LLC Agreement, the Board has the authority to cause the LLC to convert into a Delaware corporation and the Board has determined that it is in the best interests of the LLC and the Members that the LLC be converted into a Delaware corporation (the “Conversion”). In accordance with Section 18-216(b) of the LLC Act, Section 265 of the DGCL and Section 15.5(a)(ii) of the LLC Agreement, the Board has unanimously approved the Conversion pursuant to the terms and conditions of this Plan of Conversion, and the execution, delivery and filing of any and all instruments, certificates and documents necessary or desirable in connection with the Conversion.

E.The Conversion is intended to facilitate the proposed initial public offering of Common Stock (as defined below) of the Corporation (as defined below) pursuant to the registration statement on Form S-1 filed by the LLC with the Securities and Exchange Commission.
NOW, THEREFORE, for the purpose of prescribing the terms and conditions of the Conversion, the mode of carrying the Conversion into effect, and such other details and provisions of the Conversion as are deemed necessary and desirable, the LLC hereby sets forth this Plan of Conversion as follows:
1.Approval; Conversion. The Conversion is hereby approved under the terms of this Plan of Conversion. Upon and subject to the terms and conditions of this Plan of Conversion and pursuant to the relevant provisions of the LLC Act and the DGCL, including, without limitation, Section 18-216 of the LLC Act and Section 265 of the DGCL, the LLC shall convert, at the Effective Time (as defined below), into Ardent Health Partners, Inc., a Delaware corporation (the “Corporation”). The Corporation shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of the Corporation shall be deemed to have commenced on the date the LLC commenced its existence.
2.Terms and Conditions of Conversion.
(a)The Conversion shall become effective upon the date and time (the “Effective Time”) on which (i) the Certificate of Conversion, in the form attached hereto as Exhibit A (the “Certificate of Conversion”), and (ii) the Certificate of Incorporation, in the form attached hereto as Exhibit B (the “Certificate of Incorporation”), are filed with the Secretary of State of the State of Delaware. The LLC’s Chief Executive Officer, Chief Financial Officer and General Counsel (each, an “Authorized Officer”) are hereby authorized and directed to file the Certificate of Conversion and the Certificate of Incorporation with the Secretary of State of the State of Delaware.
(b)Effective as of the Effective Time, the Corporation shall, for all purposes allowed under the laws of the State of Delaware as set forth in Section 265 of the DGCL, be deemed to be the same entity as the LLC. The LLC shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not constitute a dissolution of the LLC and shall constitute a continuation of the existence of the LLC in the form of a Delaware corporation. All of the rights, privileges and powers of the LLC and all property and all debts due to the LLC, as well as all other things and causes of action belonging to the LLC, shall be vested in the Corporation and shall be the property of the Corporation. All actions and resolutions of the Board and the Members, as applicable, taken or adopted from the inception of the LLC prior to the Effective Time shall continue in full force and effect as if the Corporation’s board of directors and the stockholders, respectively, had taken such actions and adopted such resolutions. All rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, and all debts, liabilities and duties of the LLC shall continue to be attached to the Corporation and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Corporation in its capacity as a Delaware corporation.
(c)Effective as of the Effective Time, all outstanding Units shall be automatically converted into shares of common stock of the Corporation, $0.01 par value per share (“Common Stock”), as provided in Section 4 below, with such shares of Common Stock having the respective rights, preferences and privileges set forth in the Certificate of Incorporation.
(d)Effective as of the Effective Time, (i) the Corporation shall be governed by (A) the Certificate of Incorporation and (B) the Bylaws of the Corporation, in substantially the form attached hereto as Exhibit C (the “Bylaws”), and (ii) subject to Section 6(b) below, the LLC Agreement shall automatically terminate and be of no further force or effect, except that Sections 4.8, 5.8, 6.1, 6.2, 6.3, 6.10, 6.11 and 7.7 of the LLC Agreement shall survive such termination. Notwithstanding the foregoing, the termination of the LLC Agreement shall not relieve any party thereto from any liability arising in connection with any breach by such party of the LLC Agreement.
3.Certificate of Incorporation and Bylaws; Directors.
(a)Any Authorized Officer shall serve as the sole incorporator of the Corporation and, as such, is authorized to file the Certificate of Incorporation with the Secretary of State of the State of Delaware.
(b)(i) The members of the Board as of the Effective Time shall be the directors of the Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal and (ii) the officers of the LLC as of the Effective Time shall be the officers of the Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.
(c)Immediately following the Effective Time, the directors of the Corporation shall adopt the Bylaws as the Bylaws of the Corporation.
4.Manner, Basis and Effect of Converting Units in the LLC into Common Stock of the Corporation.
(a)The following terms shall be defined as follows:
(i)“IPO Final Price” means the public offering price per share in the initial public offering (the “IPO”) of the Corporation as finally determined by the Corporation and the IPO underwriters.
(ii)“IPO LLC Valuation” means the Total Equity Value (as defined in the LLC Agreement) of the LLC based upon the IPO Final Price, without giving effect to the issuance and sale of any shares of Common Stock by the Corporation to the IPO underwriters upon consummation of the IPO.
(iii)“IPO Waterfall Proceeds” shall mean, with respect to each Member, the amount that would have been distributed to such Member if, at the Effective Time, the LLC had distributed an amount of cash equal to the IPO LLC Valuation to its Members pursuant to Section 4.1(a) of the LLC Agreement.
(iv)“Unvested Class C-1 Units” means all Class C-1 Units other than the Vested Class C-1 Units.
(v)“Vested Class C-1 Units” means the Class C-1 Units which, by their terms, are fully vested or which accelerate and fully vest in connection with the initial public offering of the Corporation.
(b)At the Effective Time, the Units outstanding immediately prior to the Effective Time shall be converted automatically, without any action on the part of the holder thereof, into validly issued, fully paid and non-assessable shares of the Corporation’s Common Stock. Effective as of the Effective Time, each Member’s Class A Units, Class B Units, Class C-1 Units and Class C-2 Units shall convert into a number of shares of Common Stock equal to (A) the aggregate IPO Waterfall Proceeds attributable to all such Units, divided by (B) the IPO Final Price, in each case, rounded up or down to the nearest whole share.
(c)All shares of Common Stock into which Units are converted pursuant to the Conversion in accordance with the terms of this Section 4 shall be deemed to have been issued in full satisfaction of all rights pertaining to such Units. Immediately following the Effective Time, Units shall cease to exist, and the holder of any Units immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Common Stock as specified in Section 4(b) hereof.
(d)Any shares of Common Stock issued in exchange for Units (including, without limitation, the Unvested Class C-1 Units and Class C-2 Units) that, immediately prior to the Effective Time, were unvested or were subject to a repurchase option, risk of forfeiture or other condition pursuant to the terms of the LLC Agreement, an incentive equity grant agreement, an employment agreement or any other applicable agreement of the LLC shall be subject to the vesting requirements, repurchase options, risks of forfeiture or other conditions that may be set forth in a new or amended incentive equity grant agreement, employment agreement or other applicable agreement between the Corporation and the holder receiving such shares of Common Stock, and any certificate (or book-entry) representing such shares of Common Stock, if any, may accordingly be marked with appropriate legends in the discretion of the Corporation.
(e)No fractional shares of Common Stock will be issued in connection with the Conversion.
(f)The shares of Common Stock into which the Units shall be converted at the Effective Time have not been registered under the Securities Act or the securities laws of any state and may not be transferred, pledged or hypothecated except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom; any certificates evidencing the Common Stock, if any, or any other securities issued in respect of the Common Stock upon any split, dividend, recapitalization, merger, consolidation or similar event, shall bear any legend required by the Corporation, required under applicable U.S. federal and state securities laws or called for by any agreement between the Corporation and any stockholder.
(g)At the Effective Time, there shall be no further registration of transfers on the transfer books of the LLC of any Units that were outstanding immediately prior to the Effective Time.
(h)Shares of Common Stock issued in connection with the Conversion shall be uncertificated, and the Corporation shall register, or cause to be registered, such shares into which each outstanding Unit shall have been converted as a result of the Conversion in book-entry form.
5.U.S. Federal Income Tax Consequences. The Conversion is intended to be treated, for U.S. federal and applicable state and local income tax purposes, as if the LLC transferred its assets and liabilities to the Corporation for shares of the Corporation’s Common Stock pursuant to an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended, and immediately thereafter, the LLC liquidated, distributing the shares of the Corporation’s Common Stock to the Members, as described in Rev. Rul. 2004-59.
6.Amendment or Termination.
(a)This Plan of Conversion may be amended or terminated by the Board, and the Conversion may be abandoned, at any time prior to the Effective Time, notwithstanding any requisite prior approval and adoption of this Plan of Conversion by the Board. If this Plan of Conversion is terminated, no party or their respective officers, directors, stockholders, members or authorized representatives shall have any liability of any nature whatsoever under this Plan of Conversion. To the extent that any provision of this Plan of Conversion conflicts with any provision(s) of the LLC Agreement, this Plan of Conversion hereby amends and supersedes the LLC Agreement.
(b)Notwithstanding anything contained herein to the contrary, in the event the LLC files a Certificate of Correction with the Secretary of State of the State of Delaware no later than four (4) business days following the Effective Time, then this Plan of Conversion shall be terminated and of no further force and effect and the LLC Agreement shall be reinstated and remain in full force and effect.
7.No Third Party Beneficiaries. This Plan of Conversion shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

8.Further Assurances. If, at any time after the Effective Time, the Corporation shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan of Conversion, (a) to vest, perfect or confirm, of record or otherwise, in the Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the LLC, or (b) to otherwise carry out the purposes of this Plan of Conversion, the Corporation and its proper officers and directors (or their designees) are hereby authorized to solicit in the name of the LLC any third party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of the LLC, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the LLC, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the LLC and otherwise to carry out the purposes of this Plan of Conversion.
9.Implementation and Interpretation; Termination and Amendment. This Plan of Conversion shall be implemented and interpreted, prior to the Effective Time, by the Board and, following the Effective Time, by the board of directors of the Corporation, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of the LLC or any officers of the Corporation, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties. The Board at any time prior to the Effective Time may terminate, amend or modify this Plan of Conversion. Upon such termination of this Plan of Conversion, if the Certificate of Conversion and the Certificate of Incorporation have been filed with the Secretary of State of the State of Delaware, but have not become effective, any person or entity that was authorized to execute, deliver and file such certificates may execute, deliver and file a Certificate of Termination of such certificates.
10.Severability. Whenever possible, each provision of this Plan of Conversion will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan of Conversion is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan of Conversion.
11.Governing Law. This Plan of Conversion shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within the State of Delaware.
[Signature Page Follows]

IN WITNESS WHEREOF, this Plan of Conversion has been adopted by the undersigned, as the Executive Vice President and General Counsel of the LLC, effective as the date first written above.
By: /s/ Stephen C. Petrovich
Name: Stephen C. Petrovich
Title: Executive Vice President, General     Counsel
    and Secretary

[Signature Page to Plan of Conversion]

EXHIBIT A
CERTIFICATE OF CONVERSION
(See attached)

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
OF
ARDENT HEALTH PARTNERS, LLC
FROM A LIMITED LIABILITY COMPANY TO
A CORPORATION PURSUANT TO SECTION 265 OF
THE DELAWARE GENERAL CORPORATION LAW
This Certificate of Conversion is being duly executed and filed by Ardent Health Partners, LLC, a Delaware limited liability company (the “Company”), to convert the Company to Ardent Health Partners, Inc., a Delaware corporation, under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) and the Delaware General Corporation Law (8 Del.C. § 101, et seq.) (the “DGCL”). Pursuant to Section 265 of the DGCL, the Company certifies that:
1.The Company was initially formed in the State of Delaware on June 29, 2015.
2.The jurisdiction of the Company immediately prior to filing this Certificate of Conversion is the State of Delaware.
3.The name of the Company immediately prior to filing this Certificate of Conversion is Ardent Health Partners, LLC.
4.The name of the Company after the conversion, as set forth in its Certificate of Incorporation filed in accordance with Section 265(b) of the DGCL, is Ardent Health Partners, Inc.
[Signature Appears on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Conversion on this 17th day of July, 2024.
Ardent Health Partners, LLC
By: /s/ Stephen C. Petrovich
Name: Stephen C. Petrovich
Title: Executive Vice President, General     Counsel
    and Secretary

EXHIBIT B
CERTIFICATE OF INCORPORATION
[***]

EXHIBIT C
BYLAWS
[***]